                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                            BROWN SHOE COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        [BROWN SHOE COMPANY, INC. LOGO]

                            BROWN SHOE COMPANY, INC.
    8300 Maryland Avenue, Post Office Box 29, St. Louis, Missouri 63166-0029

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2000

     The Annual Meeting of Shareholders of Brown Shoe Company, Inc. (the "Corporation") will be held on the 25th day of May, 2000, at 11:00 a.m., in the Brown Shoe Company, Inc. Conference Center, located at 8300 Maryland Avenue, in Clayton, in St. Louis County, Missouri, for the following purposes:

A.  To elect three Directors; and

B.  To transact such other business as may properly come before the meeting.

     On October 14, 1999, the Board of Directors of the Corporation amended
Article II, Section 1 of the Bylaws of the Corporation to increase the number of Directors from eight to nine, effective on October 14, 1999, and to classify the Directors in respect of the time for which they shall severally hold office by dividing them into three classes of three Directors each, and elected Mr. W. Patrick McGinnis to fill the Directorial vacancy created by that amendment to the Bylaws, to serve until the 2000 Annual Meeting of the Shareholders of the Corporation. On March 2, 2000, the Board of Directors of the Corporation further amended Article II, Section 1 of the Bylaws of the Corporation, in order to give effect to the October 20, 1999 resignation of Mr. Harry E. Rich from the Board of Directors, to reduce the number of Directors from nine to eight, effective on March 2, 2000, and to classify the Directors in respect of the time for which they shall severally hold office by dividing them into two classes of three Directors each and one class of two Directors. Article II, Section 1 of the Bylaws, as so amended, is set forth in Exhibit 1 to the accompanying Proxy Statement. As a result, the number of Directors from and after March 2, 2000 is eight.

     It is the policy of the Corporation that all proxies, ballots and vote tabulations that identify the vote of a Shareholder will be kept confidential from the Corporation, its Directors, Officers and employees until after a final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Corporation or to assert a claim by the Corporation, and when written comments by a Shareholder appear on a proxy and/or other voting material. The Corporation intends to continue its long standing practice of retaining an independent tabulator to receive and tabulate proxies, and independent inspectors of election to certify the results.

     Holders of Common Stock of the Corporation whose names appear of record on the books of the Corporation at the close of business on April 5, 2000 are entitled to receive notice of and to vote at said meeting.

                                               ROBERT D. PICKLE
                                               Vice President, General Counsel
                                               and Corporate Secretary
8300 Maryland Avenue
Post Office Box 29
St. Louis, Missouri 63166-0029
April 19, 2000

     It is important that your shares be represented and voted at the Annual Meeting. Shareholders are urged to vote in one of these ways:

     -  USE THE TOLL-FREE TELEPHONE NUMBER shown on the Proxy card;

     -  VISIT THE WEB SITE shown on the Proxy card to vote via the Internet; or

     - SIGN, DATE AND PROMPTLY RETURN the Proxy card in the enclosed postage paid, return addressed envelope.

                        [BROWN SHOE COMPANY, INC. LOGO]

                            BROWN SHOE COMPANY, INC.
    8300 Maryland Avenue, Post Office Box 29, St. Louis, Missouri 63166-0029

                                PROXY STATEMENT

                                  ------------

                  ANNUAL MEETING OF SHAREHOLDERS, MAY 25, 2000

                                  ------------

     This Proxy Statement is furnished to Shareholders of Brown Shoe Company, Inc. (the "Corporation") in connection with the solicitation by the Board of Directors of the Corporation of Proxies for use at the Annual Meeting of Shareholders to be held on May 25, 2000, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     On the April 5, 2000 record date, the Corporation had outstanding 18,269,190 shares of Common Stock of the par value of $3.75 per share, each of which is entitled to one vote. The Corporation's Annual Report for the Fiscal Year ended January 29, 2000 accompanies this Proxy Statement. Such report shall not, however, be considered as proxy soliciting material. This Proxy Statement, the enclosed form of Proxy, and the Corporation's Annual Report to Shareholders are being mailed to Shareholders of the Corporation on or about April 19, 2000.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to each person known by the Corporation, as of April 5, 2000, to beneficially own more than 5% of the Common Stock of the Corporation:

                                                               NUMBER OF               PERCENT OF
                                                               SHARES OF              OUTSTANDING
           NAME AND ADDRESS OF BENEFICIAL OWNER               COMMON STOCK            COMMON STOCK
           ------------------------------------               ------------            ------------
Dimensional Fund Advisors Inc.                                 1,168,600(1)               6.40%(1)
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Mellon Financial Corporation,                                  2,225,447(2)              12.18%(2)
through its indirect, wholly-owned Subsidiaries
One Mellon Bank Center
Pittsburgh, Pennsylvania 15258

-------------------------

(1) Based on written representations made to the Corporation by such Shareholder, the named Shareholder, acting in various fiduciary capacities, possessed sole voting authority over 1,168,600 shares and sole investment authority over 1,168,600 shares.

(2) Based on written representations made to the Corporation by such Shareholder, the named Shareholder, acting in various fiduciary capacities, possessed sole voting authority over 2,060,447 shares and sole investment authority over 2,215,747 shares.

                        SECURITY HOLDINGS OF MANAGEMENT

     The following table sets forth, as of April 5, 2000, the amounts of Common Stock of the Corporation beneficially owned by each Director of the Corporation, each nominee for election as a Director of the Corporation, certain Executive Officers of the Corporation who are listed in the Summary Compensation Table on pages 9 and 10 of this Proxy Statement, and all current Directors and Executive Officers of the Corporation as a Group, together with the number of incentive options and non-qualified options to purchase shares of Common Stock which are exercisable by such persons, either immediately or by June 5, 2000, at prices ranging from $14.1875 to $37.8125 per share, and which option shares are considered to be beneficially owned by such persons pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934:

                                                                      AMOUNT OF COMMON STOCK
                                                                        BENEFICIALLY OWNED
                                                                -----------------------------------
                                                                NUMBER OF               OPTIONS
                                                                 SHARES              EXERCISABLE BY
                            NAME                                  OWNED               JUNE 5, 2000
                            ----                                ---------            --------------
Joseph L. Bower.............................................       7,750                  4,000
Brian C. Cook...............................................      87,189                 92,750
Julie C. Esrey..............................................       2,250                  4,000
Ronald A. Fromm.............................................      90,767                 97,500
Charles C. Gillman..........................................       6,000                 16,000
Richard A. Liddy............................................      10,050                  4,000
John Peters MacCarthy.......................................      14,000                  3,400
Patricia G. McGinnis........................................       1,000                  3,400
W. Patrick McGinnis.........................................       1,000                    -0-
Gary M. Rich................................................      18,898                 44,750
Harry E. Rich(1)............................................      43,437                 80,250
Jerry E. Ritter.............................................       2,950                  4,000
David H. Schwartz...........................................       6,845                 36,250
Directors and Executive Officers as a Group
  (22 persons, including those named above)(2)..............     357,436                518,175

     Mr. Ronald A. Fromm is the beneficial owner of approximately 1% of the Corporation's Common Stock. Each other person identified in the preceding table is the beneficial owner of less than 1% of the Corporation's Common Stock. The 22 persons comprising current Directors and Executive Officers as a Group are, in the aggregate, the beneficial owners of 4.66% of such outstanding Common Stock, when the shares subject to the options described above are considered as beneficially owned by such persons. Such option shares have been deemed to be outstanding as of April 5, 2000, for purposes of calculating the aggregate percentage beneficially owned by Directors and Executive Officers as a Group.
------------------------

(1) Mr. Harry E. Rich resigned as the Corporation's Executive Vice President and Chief Financial Officer on October 14, 1999, resigned as a Director of the Corporation on October 20, 1999, and retired as an employee of the Corporation on December 31, 1999.

(2) Although the security holdings of Mr. Harry E. Rich are listed in the table above, Mr. Rich's security holdings are not included in the aggregate security holdings of current Directors and Executive Officers as a Group, since Mr. Rich is no longer a Director or Executive Officer of the Corporation.

                           THE ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. This classified Board structure was adopted on November 2, 1954. Three Directors are to be elected for terms expiring at the Annual Meeting in 2003; two Directors will continue in office for terms expiring at the Annual Meeting in 2002; and three Directors will continue in office for terms expiring at the Annual Meeting in 2001 (or, in the case of each Director, until such Director's successor has been elected and qualified). It is intended that the votes will be cast pursuant to the accompanying Proxy for the election of the nominees named below, unless otherwise directed. In the event that any nominees for office should for any reason become unavailable, although no reason is known why any will be unable to serve, it is intended that votes will be cast pursuant to the accompanying Proxy for substitute nominees designated by the Board of Directors, except for Proxies marked to the contrary.

     The nominees and the Directors who will continue in office, the terms for which they are nominated or have been elected, their other positions or offices with the Corporation, their ages, the respective years which marked the commencement of their continuous service as Directors of the Corporation and their principal current occupations are as set forth below. All Directors continuing in office previously have been elected by the Shareholders; Mr. W. Patrick McGinnis, a nominee for election as a Director, has not previously been elected by the Shareholders of the Corporation.

TO BE ELECTED FOR A TERM
OF THREE YEARS

                                                                                                   DIRECTOR
                                                                                                 CONTINUOUSLY
                            NAME AND OTHER POSITIONS OR OFFICES WITH THE CORPORATION    AGE         SINCE
                            --------------------------------------------------------    ---      ------------
[BOWER PHOTO]               JOSEPH L. BOWER
                            Chairman of the Corporation's Compensation
                            Committee and Member of the Corporation's
                            Governance and Nominating Committee...................      61           1987

[MCGINNIS PHOTO]            W. PATRICK MCGINNIS
                            Member of the Corporation's Compensation
                            Committee.............................................      52           1999

[RITTER PHOTO]              JERRY E. RITTER
                            Chairman of the Corporation's Governance and Nominating
                            Committee; Member of the Corporation's Compensation
                            Committee and Member of the Corporation's Executive
                            Committee.............................................      65           1996

TO CONTINUE IN OFFICE
FOR TWO YEARS

                                                                                                     DIRECTOR
                                                                                                   CONTINUOUSLY
                            NAME AND OTHER POSITIONS OR OFFICES WITH THE CORPORATION      AGE         SINCE
                            --------------------------------------------------------      ---      ------------

[FROMM PHOTO]               RONALD A. FROMM
                            Chairman of the Board of Directors, President and
                            Chief Executive Officer; Member of the Corporation's
                            Executive Committee...................................        49           1999

[MCGINNIS PHOTO]            PATRICIA G. MCGINNIS
                            Member of the Corporation's Audit Committee...........        52           1999

TO CONTINUE IN OFFICE
FOR ONE YEAR

                                                                                                     DIRECTOR
                                                                                                   CONTINUOUSLY
                            NAME AND OTHER POSITIONS OR OFFICES WITH THE CORPORATION      AGE         SINCE
                            --------------------------------------------------------      ---      ------------

[ESREY PHOTO]               JULIE C. ESREY
                            Chairperson of the Corporation's Audit Committee
                            and Member of the Corporation's Governance and
                            Nominating Committee..................................        61           1995

[LIDDY PHOTO]               RICHARD A. LIDDY
                            Chairman of the Corporation's Executive Committee;
                            Member of the Corporation's Audit Committee and
                            Member of the Corporation's Governance and
                            Nominating Committee..................................        64           1994

[MACCARTHY PHOTO]           JOHN PETERS MACCARTHY
                            Member of the Corporation's Audit Committee
                            and Member of the Corporation's Compensation
                            Committee.............................................        67           1996

     The following are brief summaries of the business experience, during the period of the past five years, of each of the nominees for election as Directors of the Corporation and of each of the present Directors of the Corporation who are continuing in office, including, where applicable, information as to the other company directorships currently held by each of them:

     Mr. Joseph L. Bower is, and for the period of the past five years has been, the Donald Kirk David Professor of Business Administration at the Harvard Business School. In addition, from September, 1985 until September, 1989, he was Senior Associate Dean and Director of External Relations at that institution, where from September, 1989 to September, 1995, he was Chairman of Doctoral Programs and Director of Research. Mr. Bower serves as a director of Anika Therapeutics, the M. L. Lee Acquisition Fund, the New America High Income Fund and Sonesta International Hotels Corporation and as a Trustee of the New England Conservatory of Music and of the Dana DeCordova Museum.

     Mr. W. Patrick McGinnis is a member of the Board of Directors and Chief Executive Officer of Ralston Purina Company, and is the President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. From 1989 to 1992, he served as President and Chief Operating Officer of the Grocery Products Division of Ralston Purina Company. Mr. McGinnis joined Ralston Purina Company's marketing organization in 1972 and, in 1978, became Director of Marketing, Consumer Products, for Ralston Purina International. Thereafter, in 1980, he was named Executive Vice President and Director of the Grocery Products Division's Canadian operation. Mr. McGinnis returned to Saint Louis in 1983 upon his elevation to Division Vice President and Director of Marketing for the Grocery Products Division. Subsequently, in 1984, he was named Corporate Vice President and Executive Vice President of the Grocery Products Division, a position he held until 1989. Mr. McGinnis serves on the Board of Trustees of Washington University in Saint Louis.

     Mr. Jerry E. Ritter is a Consultant to Anheuser-Busch Companies, Inc., a company engaged in the brewing of beer and in providing family entertainment, where, until 1996, he was Executive Vice President and Chief Financial and Administrative Officer. From 1996 until 1999, Mr. Ritter served as Chairman of the Board of Directors of the Kiel Center sports and entertainment complex and of the Saint Louis Blues Hockey Club of the National (Professional) Hockey League, and as Chairman of the Board of Directors and Chief Executive Officer of Clark Enterprises, Inc., a (parent) holding company which then was engaged in the management and operation of the Kiel Center. Mr. Ritter is a director of The Earthgrains Company and The Kroll-O'Gara Company, and serves, also, as a member of the Board of Directors of the Automobile Club of Missouri and as a Commissioner of the Saint Louis Science Center.

     Mr. Ronald A. Fromm has been Chairman of the Board of Directors, President and Chief Executive Officer and a Director of Brown Shoe Company, Inc. (formerly Brown Group, Inc.) since May 27, 1999. Mr. Fromm had been Chairman of the Board of Directors, President and Chief Executive Officer and a Director of Brown Group, Inc. and President of Brown Shoe Company from January 31, 1999 until May 27, 1999. Previously, Mr. Fromm served as a Vice President of Brown Group, Inc. and as President of Brown Shoe Company from April 9, 1998 and March 9, 1998, respectively, until January 31, 1999 and May 27, 1999, respectively. From 1992 until March 9, 1998, Mr. Fromm served as Executive Vice President of the Famous Footwear Division of the Corporation, where, previously, he served from 1991 until 1992 as Vice President and Chief Financial Officer. He currently serves as a director of the Footwear Distributors and Retailers of America (FDRA), of the Fashion Footwear Association of New York (FFANY) and of the Two/Ten International Footwear Foundation.

     Ms. Patricia G. McGinnis is the President and Chief Executive Officer of the Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. She has held that position since June, 1994. From 1982 until May, 1994, she was a principal at the FMR Group, a public affairs consulting firm. Previously, she had served in various senior policy positions in the federal government, including the Office of the Vice President, the Department of Health and Human Services, the Department of Commerce, the Office of Management and Budget and the Senate Budget

Committee. Ms. McGinnis is a member of the Board of Directors of Primark Corporation and of the Board of Visitors of the School of Public Affairs at the University of Maryland. She is also a Fellow of the National Academy of Public Administration, and previously served on the Executive Council of the Kennedy School of Government at Harvard University and the Associates Council of the School of Business and Public Management at George Washington University.

     Mrs. Julie C. Esrey serves as a director of various organizations. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Until recently, Mrs. Esrey has served as a member of the Executive Committee of the Board of Trustees of Duke University and a director of the Duke Management Company. She also has served as a director of Bank IV Kansas, National Association, in Wichita, Kansas, and as a member of the Board of Visitors of the Duke University Medical Center and the Central Governing Board for the Children's Mercy Hospital, in Kansas City, Missouri. She is currently a Trustee of the Steadman-Hawkins Sports Medicine Foundation and is engaged in various other civic activities.

     Mr. Richard A. Liddy is a director and Chairman of the Board of Directors, President and Chief Executive Officer of GenAmerica Corporation, formerly known as the General American Life Insurance Company. He served as President and Chief Executive Officer of that organization from 1992 until January 26, 1995, when he was elected to the additional office of Chairman of the Board of Directors, and from 1988 until 1992 was President and Chief Operating Officer of the General American Life Insurance Company, now GenAmerica Corporation. Mr. Liddy also serves presently as Senior Executive Vice President of MetLife, Inc. and as a member of the Executive Committee of the Metropolitan Life Insurance Company. Mr. Liddy is a director and Chairman of the Boards of Directors of Conning Corp., the Paragon Life Insurance Company, the Reinsurance Group of America, Inc., the Security Equity Life Insurance Company and of the registered investment companies of the General American Capital Company and The Walnut Street Funds, Inc. Mr. Liddy additionally serves on the Boards of Directors of Ameren Corporation, Energizer Holdings, Inc., Ralston Purina Company, the Boy Scouts of America, the Missouri Historical Society, the Saint Louis Art Museum and the United Way of Greater Saint Louis.

     Mr. John Peters MacCarthy is the past Chairman and Chief Executive Officer of Boatmen's Trust Company, a position he held from 1988 until his retirement in 1994. He served as President and Chief Executive Officer of Centerre Bank, National Association from 1984 until 1988. He served as an officer of Centerre Trust Company from 1969 until 1979, when he was named Chief Executive Officer and a Director of Centerre Trust Company. He was a Partner in the law firm of Bryan, Cave, McPheeters and McRoberts in Saint Louis, Missouri from 1959 to 1968. Mr. MacCarthy serves on the Board of Directors of Ameren Corporation. Mr. MacCarthy is a Trustee of Washington University and of the Saint Louis Art Museum.

     There are no family relationships between any Directors or Executive Officers of the Corporation.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

     The following information is given for the Fiscal Years ended January 29, 2000, January 30, 1999 and January 31, 1998 concerning annual and long-term compensation for services rendered to the Corporation and its subsidiaries of those persons who at January 29, 2000 were the Corporation's Chief Executive Officer and the other four most highly compensated Executive Officers of the Corporation whose total salary and bonuses exceeded $100,000, and of Mr. Harry
E. Rich, who, but for the fact that he was not serving as an Executive Officer at January 29, 2000, would have been among the other four most highly compensated Executive Officers at January 29, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                            ANNUAL COMPENSATION                  COMPENSATION AWARDS(4)
                                     ----------------------------------      -------------------------------
                                                                                                SECURITIES
                                                           OTHER ANNUAL        RESTRICTED       UNDERLYING       ALL OTHER
          NAME AND                                BONUS    COMPENSATION      STOCK AWARD(S)    OPTIONS/SARS     COMPENSATION
     PRINCIPAL POSITION       YEAR   SALARY($)   ($)(1)       ($)(2)             ($)(3)           (#)(5)           ($)(6)
     ------------------       ----   ---------   ------    ------------      --------------    ------------     ------------
Brian C. Cook...............  1999    550,000    372,075     -0-                -0-            15,000/-0-          6,536
Executive Vice President      1998    475,000    380,000     -0-                421,875        70,000/18,278       5,984
of the Corporation            1997    475,000    152,950     -0-                 81,875        32,000/20,441       5,984
and President,
Famous Footwear
Ronald A. Fromm.............  1999    629,167    454,410     -0-                -0-            20,000/-0-          7,087
Chairman of the Board,        1998    442,471    225,000     -0-                988,125       140,000/16,899       6,710
President and Chief           1997    365,000    142,530     -0-                 40,938        25,000/14,778       6,171
Executive Officer
Charles C. Gillman..........  1999    261,573    192,920     -0-                -0-             6,000/-0-          5,667
Senior Vice President         1998    236,505    144,000     -0-                -0-             3,000/-0-          5,667
and Director, Far East        1997    215,000     85,785     -0-                 49,125           -0-/-0-          5,124
Operations, Brown
Sourcing Division
Gary M. Rich................  1999    391,573    359,450     -0-                 72,500        20,000/-0-          5,667
President, Brown              1998    368,602    231,000     -0-                -0-            15,000/8,018        5,627
Pagoda Division               1997    360,000    144,000     -0-                -0-            12,000/4,930        5,622
Harry E. Rich...............  1999    450,000    277,695     -0-                -0-            15,000/-0-          4,456
Executive Vice President      1998    425,000    242,000     -0-                337,500        50,000/18,278       5,600
and Chief Financial           1997    425,000      -0-       -0-                 81,875        32,000/20,441       5,609
Officer(7)
David H. Schwartz...........  1999    382,944    350,350     -0-                 72,500        20,000/-0-          5,640
President, Brown              1998    367,204    237,000     -0-                -0-            10,000/5,000        5,654
Sourcing Division             1997    350,000    159,600     -0-                -0-            12,000/2,573        5,582

------------------------
(1) Amounts are earned and accrued during the Fiscal Years indicated, and are paid subsequent to the end of each Fiscal Year, pursuant to the Corporation's Incentive and Stock Compensation Plan of 1999, described below.

(2) The named Executive Officers received certain perquisites, none of which exceeded the lesser of $50,000 or 10% of any such Officer's salary and bonus.

(3) Restricted Stock Awards are valued by multiplying the closing market price of the Corporation's unrestricted stock on the date of grant by the number of shares awarded. Dividends are paid on Restricted Stock Awards at the same rate as paid to all Shareholders. On January 29, 2000, Mr. Cook held 41,000 Restricted Shares having a market value of $449,718.75, Mr. Fromm held 68,750 Restricted Shares having a market value of $754,101.56, Mr. Gillman held 4,500 Restricted Shares having a market value of $49,359.38, Mr. Gary
    M. Rich held 8,875 Restricted Shares having a market value of $97,347.66, Mr. Harry E. Rich held 31,500 Restricted Shares having a market value of $345,515.63, and Mr. Schwartz held 5,750 Restricted Shares having a market value of $63,070.31.

(4) The Corporation has no long-term incentive plans other than those described below.

(5) All SARs were issued in tandem with options presented in this table.

(6) Includes in 1999 for Mr. Cook: $5,801.91 to the Corporation's 401(k) Plan and $734.24 in the Employee Stock Purchase Plan. Includes in 1999 for Mr.
    Fromm: $6,205.77 to the Corporation's 401(k) Plan and $880.88 in the Employee Stock Purchase Plan. Includes in 1999 for Mr. Gillman: $5,667.32 to the Corporation's 401(k) Plan. Includes in 1999 for Mr. Gary M. Rich:
    $5,667.32 to the Corporation's 401(k) Plan. Includes in 1999 for Mr. Harry
    E. Rich: $4,455.76 to the Corporation's 401(k) Plan. Includes in 1999 for Mr. Schwartz: $5,640.40 to the Corporation's 401(k) Plan. The Corporation has no other Plans providing for other kinds of compensation entitlements, including split-dollar life insurance arrangements, which otherwise would be required to be disclosed in this column.

(7) Mr. Harry E. Rich resigned as the Corporation's Executive Vice President and Chief Financial Officer on October 14, 1999, resigned as a Director of the Corporation on October 20, 1999, and retired as an employee of the Corporation on December 31, 1999. Mr. Rich's Early Retirement Agreement with the Corporation is described hereinbelow.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Corporation entered into an Employment Agreement with Mr. Ronald A. Fromm dated as of May 14, 1998 (modified by a First Amendment on July 27, 1998 incorporating a Severance Agreement as described below) initially for his services as a Vice President of the Corporation and as President of the Brown Shoe Company Division. The Employment Agreement provides that for the period of May 1, 1998 through April 30, 2001, he will be paid annual base compensation of not less than $450,000; he will be eligible to receive an annual incentive payment in accordance with the Corporation's annual incentive plan; he will receive an option to acquire a substantial number of shares of Common Stock under the Corporation's Stock Option and Restricted Stock Plan of 1994, as amended; and the Corporation will pay his relocation expense and purchase his former residence for $465,000 (representing his cost). Pursuant to the Employment Agreement, the Corporation has granted Mr. Fromm an option to purchase 140,000 shares of Common Stock, has awarded him 50,000 shares of Restricted Stock and has purchased his former residence. If his employment is terminated by the Corporation other than for cause prior to April 30, 2001, he may elect to receive either (a) a sum equal to $37,500 multiplied by the number of full months remaining until May 1, 2001, less the amount, if any, of any base compensation paid to him for the month of termination prior to the date of such termination, plus, had he been terminated prior to January 30, 1999, an incentive payment of $180,000 or (b) if the Severance Agreement described below has not previously been terminated, the severance benefits payable in accordance with the Severance Agreement.

     During 1998 and 1999, the Corporation entered into Severance Agreements with sixteen Executive Officers of the Corporation, including Messrs. Brian C. Cook, Ronald A. Fromm, Charles C. Gillman, Gary M. Rich, Harry E. Rich and David
H. Schwartz, each of whom is named in the Summary Compensation Table above. The Severance Agreement with Mr. Harry E. Rich has since been superseded by the provisions of his Early Retirement Agreement with the Corporation, described hereinbelow. Each Severance Agreement is for a term of three years and is automatically extended for successive one-year periods unless terminated by the Corporation or the employee on six months' notice. An employee's employment may be terminated by the Corporation for cause (as defined) or without cause at any time. If an employee's employment is terminated for cause, the employee will be entitled to receive accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid. If an employee's employment is terminated without cause prior to change in control (as defined) or more than 24 months after a change in control, or if he voluntarily terminates his employment for good reason (reduction in salary or position) the employee will also be entitled to receive his base salary (including targeted bonus) for 18 months; coverage under the Corporation's medical/dental plans for 18 months; a cash payment equal to the fair market value of his shares of restricted stock which would have vested during the following 18 months plus, for each non-vested stock option which would have vested during the following 18 months, the excess of the fair market value of the Common Stock over the exercise price; the reasonable cost of outplacement services; and 1.5 years will be added to his credited service under the Corporation's Supplemental Executive Retirement Plan. If an employee's employment is terminated without cause within 24 months after a change in control which occurs during the term of the Severance Agreement or if he voluntarily terminates his employment for good reason, the employee will be entitled to receive a lump sum cash payment of 250% of his base salary and targeted bonus; dental/medical coverage for 30 months; outplacement services; and 2.5 years will be added to his credited service. If any payment to the employee would subject him to excise tax under Section 4999 of the Internal Revenue Code, the employee would be entitled to receive an additional payment in an amount sufficient to compensate him therefor.

     In addition, in 1998, the Corporation entered into separate, currently effective Severance Agreements with twelve other key management employees of the Corporation, providing for other severance benefits which are consistent with their status as such senior, key management employees.

     In connection with the early retirement of Mr. Harry E. Rich as an employee of the Corporation on December 31, 1999, the Corporation entered into an Early Retirement Agreement with Mr. Rich, formerly the Executive Vice President and Chief Financial Officer and a Director of the Corporation. Under this agreement the Corporation will pay or provide to Mr. Rich the following: his base monthly salary in effect during calendar year 1999 through June 30, 2001, including monthly one-twelfth of his targeted bonus for the fiscal year ending February 3, 2001; credit for such compensation as well as 1.5 years of Credited Service under the Corporation's Supplemental Executive Retirement Plan; employee benefits under the Corporation's Incentive and Stock Compensation Plan of 1999 (except for long-term performance-based stock awards, discussed below) through June 30, 2001, insurance program and medical and dental plans except to the extent he is covered by another employer's group life insurance and medical and dental plans; one-third of his long-term performance-based stock award for the three-year period ending on the last day of the 2001 fiscal year based on actual results during such period; medical and dental coverage under the Corporation's plans to Mr. Rich, his spouse and any dependents (to age 23) from July 1, 2001 until he attains age 65 or is covered by another employer's medical and dental plans if earlier; with respect to each non-vested stock option held by Mr. Rich on June 30, 2001 or his death if earlier (the "Retirement Payment Date"), the excess, if any, of the fair market value of the Corporation's common stock subject to such option (determined as of the Retirement Payment Date) over the option exercise price; any non-vested restricted stock held by him on the Retirement Payment Date, which would have vested if he had remained employed until age 65, will vest on the Retirement Payment Date; continued access to certain corporate facilities and services, including office space and secretarial service, income tax preparation fees for 1999 and 2000, and club memberships until he reaches age 65 or his earlier death. These benefits are subject to Mr. Rich's agreement not to provide any services to any other person or firm in the shoe industry for a period of 18 months after his Retirement Date or to disclose any of the Corporation's confidential information.

LOAN AGREEMENT

     In connection with the engagement of Mr. Ronald A. Fromm, initially for his services as a Vice President of the Corporation and as President of the Brown Shoe Company Division, the Corporation entered into a Loan Agreement on May 1, 1998 with Mr. Fromm pursuant to which the Corporation made an interest-free $400,000 loan to Mr. Fromm. The loan is payable in annual installments of $80,000 on May 1 in each of the years 1999 through 2003. The principal amount will become payable in full upon the sale of Mr. Fromm's current residence or termination of his employment other than by reason of disability or death. The first such annual installment payment was made on May 1, 1999.

RESTRICTED STOCK PLANS

     The Corporation's Executive Officers and certain other key management employees, as determined by the Compensation Committee of the Board of Directors, are eligible to receive Restricted Stock granted under the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 1999 (the "1999 Plan"), under the Brown Shoe Company, Inc. Stock Option and Restricted Stock Plan of 1998 (the "1998 Plan"), and under the Brown Shoe Company, Inc. Stock Option and Restricted Stock Plan of 1994, as amended by the Shareholders at the 1996 Annual Meeting (the "1994 Plan"). Awards of Restricted Stock have also been made to the Corporation's Executive Officers and certain key management employees under the Brown Shoe Company, Inc. Stock Option and Restricted Stock Plan of 1987, as amended (the "1987 Plan"). With the

1994 Plan having been approved by the Shareholders of the Corporation at the 1994 Annual Meeting of Shareholders, the Corporation is not making any further Restricted Stock awards under the 1987 Plan.

     Under each of the three Plans, shares of Restricted Stock are granted at no cost to the Participant and are delivered at the time of the grant, but are subject to forfeiture until certain specified conditions are met. Each certificate representing shares of Restricted Stock bears a legend referring to the Plan under which it was issued, the risk of forfeiture of the shares and the fact that such shares are non-transferable until the restrictions have been satisfied and the legend has been removed. The recipient of Restricted Stock is entitled to full voting and dividend rights with respect to such shares from the date of grant. Under each of the three Plans, shares vest in the Participant and restrictions lapse as follows: one-half of the shares after four years from the date of grant, an additional one-fourth after six years and the remaining one-fourth after eight years. A Participant in a Plan is entitled to receive shares of Restricted Stock free of restrictions only if he or she is, at the time of the lapse of such restrictions, in the employ of the Corporation and has been continuously so employed since the date of grant, except in the case of retirement or death. If employment is terminated because of disability, the Participant will be treated as continuing in the employ of the Corporation for purposes of fulfilling the applicable restriction period. In the event (1) any person other than the Corporation acquires more than 25% of the Corporation's Common Stock, (2) the Corporation is liquidated or dissolved following a sale of all or substantially all of its assets, or (3) the Corporation is not the surviving parent corporation resulting from any merger or consolidation to which it is a party (each of which is deemed to be a "change of control"), then any unvested shares of Restricted Stock granted under any of the three Plans shall immediately mature and vest in full.

INCENTIVE AND STOCK COMPENSATION PLAN OF 1999

     All employees and Directors of the Corporation are eligible to participate in the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 1999 (the "1999 Plan"), as it was approved by the Shareholders of the Corporation at the 1999 Annual Meeting of Shareholders on May 27, 1999.

     Under the 1999 Plan, the Board of Directors of the Corporation has full power to select employees and Directors who are to participate in the Plan, determine the sizes and types of Awards, determine the terms and conditions of Awards, interpret the Plan, establish, amend or waive rules and regulations for the Plan's administration, amend the terms and conditions of any outstanding Award and make all other determinations that may be necessary or advisable.

     Under the 1999 Plan, a Stock Option is granted under an Award Agreement specifying the price, the duration of the Stock Option, the number of shares of Common Stock to which the Stock Option pertains and whether the Stock Option is an Incentive Stock Option or a Nonqualified Stock Option.

     The Board of Directors of the Corporation sets performance goals which will determine the number and/or value of Performance Units/Shares and Cash-Based Awards that will be paid. The performance measures may include earnings per share, net income (before and after taxes), operating income (before and after taxes), return on invested capital, return on assets, or return on equity, cash flow return on equity, cash flow return on investments which equals net cash flows divided by owners' equity, earnings before interest or taxes, gross revenues or revenue growth, market share and growth in share price or total Shareholder return.

     The Board may pay Performance Units/Shares and Cash-Based Awards in the form of cash or shares of Common Stock (or any combination) which have an aggregate fair market value equal to the value of the Awards earned at the close of the Performance Period.

     Under the 1999 Plan, each Restricted Stock grant will be stated in a Restricted Stock Award Agreement that will specify the period(s) of restriction, the number of shares of Restricted Stock granted and other necessary provisions. During the period of Restriction, Participants holding shares of Restricted Stock may be credited with regular cash dividends paid with respect to the underlying shares while they are so held.

     Upon the occurrence of a Change in Control, any and all Stock Options granted pursuant to the Plan shall become immediately exercisable, any Restriction Periods and restrictions imposed on Restricted Shares which are not performance-based shall lapse, the target payout opportunities attainable under all outstanding

Awards of Restricted Stock, Performance Units, Performance Shares, and Cash-Based Awards shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control, and all such Awards shall be deemed to be fully vested.

     As of the effective date of the Change in Control, (a) each Participant holding Options shall be paid in cash, in full satisfaction thereof, an amount equal to the excess, if any, of (i) the aggregate value of the Shares subject to such Options (based on the consideration per Share paid by the acquirer in connection with the Change in Control) over (ii) the aggregate exercise price of such Options, and (b) each Participant awarded Performance Shares shall be paid in cash, in full satisfaction thereof, an amount equal to (i) the value of one Share (based on the consideration per Share paid by the acquirer in connection with the Change in Control) multiplied by (ii) the number of Performance Shares awarded to such Participant.

     The Summary Compensation Table on pages 9 and 10 of this Proxy Statement sets out in the fourth compensation column the value of the shares of Restricted Stock granted under either the 1987 Plan, the 1994 Plan, the 1998 Plan or the 1999 Plan to the persons named in that table. Such shares have been included in the Stock Ownership Table on page 3 of this Proxy Statement.

RETIREMENT PLANS

     Substantially all salaried, full-time retail and store employees of the Corporation and designated subsidiaries, as well as the Corporation's Executive Officers, are eligible to participate in the Shareholder-approved Brown Shoe Company, Inc. Retirement Plan (the "Retirement Plan") after twelve months' employment and the attainment of 21 years of age. Terms of the Retirement Plan, which is funded by the Corporation, include, among others, provisions for normal, optional, early or deferred retirement benefits and for survivor benefits.

     Under the Retirement Plan, pensions are computed on a two-rate formula basis of .825 percent and 1.425 percent for each year of service. The .825 percent service credit is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed the Social Security Wage Base (the portion of salary subject to the Federal Social Security Act), and the 1.425 percent service credit is applied to that portion of the average that exceeds said level.

     Certain key employees and Executive Officers are also eligible to participate in the Supplemental Executive Retirement Plan (the "Supplemental Plan"). The purpose of the Supplemental Plan is to supplement the benefits payable to Participants under the Retirement Plan which are otherwise reduced on account of the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended. Terms of the Supplemental Plan, among other things, provide for: an increase in the formula basis for salary in excess of the Social Security Wage Base; an early retirement benefit; the amount of benefits payable under the Plan to equal the excess (if any) of the amount which would have been payable to the Participant as a normal retirement benefit under the Retirement Plan without regard to the limitations of Sections 415 and 401(a)(17) of the Code less the Participant's normal retirement benefit under the Retirement Plan, taking into account the limitations of Sections 415 and 401(a)(17) of the Code; and payment, in lump sum value, of all benefits in the event of a "change of control" of the Corporation, defined in the same manner as in the 1987 Plan, the 1994 Plan, the 1998 Plan, and the 1999 Plan, above. The Supplemental Plan is unfunded. All payments to a Participant will be made from the general assets of the Corporation.

     In addition to the Retirement Plan and the Supplemental Plan, the Corporation has entered into separate agreements with six Executive Officers at various times, incident to hiring in the cases of four such persons, providing additional credited years of service over those for which the Executive is actually employed. One such Executive Officer, Mr. Brian C. Cook, currently is employed by the Corporation.

     The following table shows the estimated annual retirement benefits payable to Participants, including Executive Officers, in the Retirement Plan on a straight life annuity basis, assuming normal retirement at age 65 during 2000. The benefits shown in the table below are not subject to deduction for Social Security or other offset amounts and also include benefits under the Supplemental Plan. The table does not reflect the effect of profit sharing balances on pension accounts. If the pension provided by the profit sharing balance exceeds the formula benefit for the period of employment preceding November 2, 1975, such excess is added to the total formula pension.

                                                             PENSION PLAN TABLE
                                                              YEARS OF SERVICE
    FINAL AVERAGE           -------------------------------------------------------------------------------------
       SALARY                  10             15             20             25             30          35 OR MORE
    -------------           --------       --------       --------       --------       --------       ----------
$ 100,000............       $ 12,404       $ 18,605       $ 24,807       $ 31,009       $ 37,211        $ 43,413
$ 200,000............         27,054         40,580         54,107         67,634         81,161          94,688
$ 300,000............         41,704         62,555         83,407        104,259        125,111         145,963
$ 400,000............         56,354         84,530        112,707        140,884        169,061         197,238
$ 500,000............         71,004        106,505        142,007        177,509        213,011         248,513
$ 600,000............         85,654        128,480        171,307        214,134        256,961         299,788
$ 700,000............        100,304        150,455        200,607        250,759        300,911         351,063
$ 800,000............        114,954        172,430        229,907        287,384        344,861         402,338
$ 900,000............        129,604        194,405        259,207        324,009        388,811         453,613
$1,000,000...........        144,254        216,380        288,507        360,634        432,761         504,888

     The credited years of service (including service by agreement) for purposes of determining benefits for each of the persons named in the Summary Compensation Table on pages 9 and 10 are as follows: Mr. Brian C. Cook--29; Mr. Ronald A. Fromm--13; Mr. Charles C. Gillman--10; Mr. Gary M. Rich--10; Mr. Harry
E. Rich--26; and Mr. David H. Schwartz--10. The dollar amounts shown in the first two columns of the Summary Compensation Table on pages 9 and 10 are substantially the same as the compensation covered by the Retirement Plans.

     In 1944, the Shareholders approved the adoption of a Retirement Trust to which the Corporation, and those subsidiaries which had adopted the Trust, annually contributed six percent of their consolidated profits before taxes. The Corporation's final contribution was made for the Corporation's 1975 Fiscal Year. All full-time salaried employees and certain retail employees compensated by commissions with five years' service with the Corporation or subsidiaries which had adopted the Trust were eligible to participate.

     The Corporation's annual contributions to the Trust were allocated to the employees' accounts in proportion to each employee's salary.

     All Participants' accounts, including the Corporation's contributions thereto, became fully vested in the Participants on September 4, 1975. Cash contributions by employees have been returned to each contributing employee with interest at six percent per year to the date returned. The Retirement Trust, after the Corporation's final contribution for the 1975 Fiscal Year, was frozen on November 1, 1975, with account balances thereafter subject to change solely for future earnings and market adjustments.

     At retirement, each Participant under the Retirement Trust may receive his or her Retirement Trust benefit in the form of either a lump sum or a monthly annuity.

EMPLOYEE SAVINGS PLAN

     Under the Corporation's Employee Savings Plan, as amended, eligible employees may elect to have from 2 percent to 20 percent of their annual salaries, up to a present maximum amount of $10,500 per Plan Participant, invested in the Plan. The Corporation matches 75 percent of the first 2 percent investment and 50 percent of the additional investment up to the 6 percent level. Plan members employed prior to January 1, 1994 are 100 percent vested in their account balances at all times. Plan members employed on January 1, 1994 and thereafter are vested in the Corporation's matching contribution after five years. The Summary Compensation Table on pages 9 and 10 of this Proxy Statement sets out in the last column the amounts of contributions by the Corporation which were allocated to the persons named in that table, exclusive of changes representing increases and declines during the periods in the market price of the Corporation's Common Stock, offset and reduced by dividends thereon and short-term interest derived from cash balances of contributions awaiting investment in such Common Stock. The full value of each Plan Participant's account is paid to each Plan member when he or she retires, leaves the employ of the Corporation or becomes permanently and totally disabled.

DIRECTORS' COMPENSATION

     The Corporation pays each non-employee Director of the Corporation an annual cash retainer of $20,000 and also pays an additional annual cash retainer of $2,000 to the Chairman of the Corporation's Executive Committee, the Chairperson of the Corporation's Audit Committee, the Chairman of the Corporation's Compensation Committee and the Chairman of the Corporation's Governance and Nominating Committee.

     The Corporation also pays each non-employee Director (a) a $1,000 fee for attendance at each meeting of the Board of Directors, (b) a $1,000 fee for attendance at each meeting of a standing committee of the Board of Directors and
(c) a $1,000 fee to each non-employee Director who is a member of the Corporation's Executive Committee for attendance at each meeting of the Executive Committee. The Corporation also pays the premiums for Directors' and Officers' Liability insurance and Travel Accident insurance coverage for each Director. The Corporation has no Directors' retirement plan, and pays no additional Directors' remuneration to any Director who is an Officer or employee of the Corporation.

     Under the 1994 Plan, which was approved by the Corporation's Shareholders at the 1994 Annual Meeting of Shareholders, each non-employee Director in office on May 26, 1994 (the date the Plan became effective) received a grant of 1,000 shares of the Corporation's Common Stock. Thereafter, each newly appointed non-employee Director is granted 1,000 shares on the date at which the Director is first elected to serve. In addition, under the 1999 Plan, each non-employee Director is entitled to receive an annual grant of Brown stock options providing Black-Scholes option values of approximately $24,000 for Directors and $28,000 for Directors who chair a standing Board committee. During the 1999 Fiscal Year, stock option grants of 3,400 shares were made to each non-employee Director and stock option grants of 4,000 shares were made to each non-employee Director serving as Chairperson of each of the Corporation's Audit, Compensation, Governance and Nominating and Executive Committees.

     Under the Corporation's "Deferred Compensation Plan for Non-Employee Directors", adopted by the Board of Directors of the Corporation on October 14, 1999 with an effective date of October 31, 1999, three of the Corporation's seven Non-Employee Directors have elected to defer the receipt of all of their compensation as Directors of the Corporation. Under the Plan, the Corporation credits each Participant's Account with the number of units which is equal to the number of shares of the Corporation's Common Stock, and dividends thereon, which the Participant could purchase or receive with the amount of the deferred compensation on the "Payment Date", based upon the then fair market value of the Corporation's Common Stock. Upon the Participant's termination of service as a Director, such deferred compensation is paid to him or her, or to his or her designated beneficiary in the event of his or her death, in annual installments over a five-year or ten-year period, or in a lump sum, based upon that number of units of deferred compensation which has been credited to the Participant's Account, valued on the basis of the fair market value of an equivalent number of shares of the Corporation's Common Stock at the "Payment Date" coincident with or next succeeding the date of such termination of service. The Plan also provides for earlier payment of a Participant's Account if the Board of Directors of the Corporation determines that the Participant has proved a demonstrated financial hardship.

STOCK OPTION PLANS

     The Corporation has options outstanding under the 1999 Plan, the 1998 Plan, the 1994 Plan and the 1987 Plan (as described above). These Plans are administered by the Corporation's Compensation Committee. The Compensation Committee, in its discretion, based upon such factors as levels of responsibility and individual performance, makes determinations as to those persons who are considered to be key employees and who are therefore eligible for awards under these Plans. All options are granted at 100% of market value on the date of the grant and expire ten years from the date of grant. With the 1998 Plan having been approved by the Shareholders at the 1998 Annual Meeting of Shareholders, the Corporation will make no further awards under the 1994 Plan. In the event that (1) any person other than the Corporation acquires more than 25% of the Corporation's Common Stock, (2) the Corporation is liquidated or dissolved following a sale of all or substantially all of its assets, or (3) the Corporation is not the surviving parent corporation resulting from any merger or consolidation to which it is a party, then any unexercisable options awarded under the 1987 Plan, the 1994 Plan, the 1998 Plan and the 1999 Plan shall be settled by the payment by the Corporation to the holder of such options of an amount equal to the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of the Corporation's Common Stock subject thereto.

     The following table shows information with respect to the options and Stock Appreciation Rights ("SARs") granted to the Executive Officers named in the Summary Compensation Table on pages 9 and 10 during the past Fiscal Year:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
                             ------------------------------------------------                     VALUE AT ASSUMED
                                                % OF TOTAL                                     ANNUAL RATES OF STOCK
                                               OPTIONS/SARS                                      PRICE APPRECIATION
                                                GRANTED TO                                        FOR OPTION TERM
                             OPTIONS/SARS      EMPLOYEES IN       EXERCISE OR    EXPIRATION    ----------------------
          NAME                 GRANTED*        FISCAL YEAR*       BASE PRICE        DATE        5% ($)       10% ($)
          ----               ------------      ------------       -----------    ----------     ------       -------
Brian C. Cook............     15,000/-0-         2.70%/-0-         $19.9375         2009       $188,079     $476,629
Ronald A. Fromm..........     20,000/-0-         3.60%/-0-         $19.9375         2009       $250,772     $635,505
Charles C. Gillman.......      6,000/-0-         1.08%/-0-         $19.9375         2009       $ 75,232     $190,651
Gary M. Rich.............     10,000/-0-         1.80%/-0-         $14.6563         2009       $ 92,172     $233,583
                              10,000/-0-         1.80%/-0-         $19.9375         2009       $125,386     $317,752
Harry E. Rich............     15,000/-0-         2.70%/-0-         $19.9375         2009       $188,079     $476,629
David H. Schwartz........     10,000/-0-         1.80%/-0-         $14.6563         2009       $ 92,172     $233,583
                              10,000/-0-         1.80%/-0-         $19.9375         2009       $125,386     $317,752

------------------------
*   All SARs were issued in tandem with options presented in this table.

     The following table shows information with respect to the unexercised options and SARs granted during the past Fiscal Year and in prior years to the Executive Officers named in the Summary Compensation Table on pages 9 and 10 and with respect to option/SAR exercises by those persons during the past Fiscal
Year:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                      VALUE OF
                                                                   NUMBER OF SECURITIES              UNEXERCISED
                                                                  UNDERLYING UNEXERCISED            IN-THE-MONEY
                                 SHARES                                OPTIONS/SARS                 OPTIONS/SARS
                               ACQUIRED ON                             AT FY-END (#)              AT FY-END ($)(2)
                                EXERCISE           VALUE         -------------------------    -------------------------
                                   (#)        REALIZED ($)(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                               -----------    ---------------    -------------------------    -------------------------
Brian C. Cook..............        -0-              -0-                77,250/87,250                    -0-/-0-
Ronald A. Fromm............        -0-              -0-                82,500/140,000                   -0-/-0-
Charles C. Gillman.........        -0-              -0-                13,750/10,250                    -0-/-0-
Gary M. Rich...............        -0-              -0-                32,750/39,250                    -0-/-0-
Harry E. Rich..............        -0-              -0-                64,750/72,250                    -0-/-0-
David H. Schwartz..........        -0-              -0-                25,500/35,500                    -0-/-0-

------------------------
(1) Based on the difference between the mean market price on the date of exercise and the option price.

(2) Based on the difference between the mean price at Fiscal Year-end and the option price.

                         PERFORMANCE BASED STOCK AWARDS

     The following table shows information with respect to Performance Based Stock Awards which were granted during the past Fiscal Year to the Executive Officers who are named in the Summary Compensation Table on pages 9 and 10 of this Proxy Statement:

                            NAME                                ON TARGET AWARD
                            ----                                ---------------
Brian C. Cook...............................................     12,000 units
Ronald A. Fromm.............................................     20,000 units
Charles C. Gillman..........................................      3,000 units
Gary M. Rich................................................      5,000 units
Harry E. Rich (1)...........................................      9,000 units
David H. Schwartz...........................................      5,000 units
TOTAL UNITS TO GROUP
  (OF ALL EXECUTIVE OFFICERS WHO RECEIVED UNITS)............     84,500 units

------------------------
(1) Mr. Harry E. Rich resigned as the Corporation's Executive Vice President and Chief Financial Officer on October 14, 1999, resigned as a Director of the Corporation on October 20, 1999, and retired as an employee of the Corporation on December 31, 1999.

STOCK PURCHASE PLAN OF 1977

     Substantially all salaried and commissioned employees, including Executive Officers, may participate in the Stock Purchase Plan of 1977 after twelve months' employment with the Corporation. Under this Plan, stock may be purchased from the Corporation at 85 percent of its market value on the date of purchase, or it may be purchased by the Trustee in the open market. In the latter case, the Corporation and its participating subsidiaries contribute to the Plan an amount equal to 17.647 percent of the Participants' contributions, which is equivalent to 15 percent of the purchase price of the stock to the Participants.

     The Summary Compensation Table on pages 9 and 10 of this Proxy Statement sets out in the last column the amounts of contributions by the Corporation to the Plan for the persons named in that table.

                        BOARD OF DIRECTORS AND STANDING
                            COMMITTEES OF THE BOARD

BOARD OF DIRECTORS

     During the Fiscal Year ended January 29, 2000, the Board of Directors of the Corporation met at regular and special meetings on eleven separate occasions. Each of the Directors attended not less than seventy-five percent (75%) of the meetings of the Board of Directors and of all committees of the Board of Directors of which each such person was a member. The Board of Directors has established standing Audit, Compensation, Executive and Governance and Nominating Committees.

AUDIT COMMITTEE

     The Audit Committee of the Board of Directors presently is composed of four members of the Board of Directors who are not Officers or employees of the Corporation or of any of its subsidiaries. Each member of the Audit Committee is regarded as independent of the management of the Corporation and as free from any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as an Audit Committee member. The Chairman of the Audit Committee is appointed by the Board of Directors on the recommendation of the Board's Governance and Nominating Committee. The members of the Audit Committee serve for a term of one year or until their successors are appointed.

     The responsibilities of the Audit Committee are: to oversee the Corporation's financial reporting process on behalf of the Board of Directors; to foster an overall corporate attitude that embraces quality financial reporting, sound business risk practices, and ethical behavior; annually to review and recommend to the Board of Directors the selection of the Corporation's independent auditors; to ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the auditors and the Corporation and to review any disclosed relationships to satisfy itself of the auditors' independence; to discuss with the internal auditors and the independent auditors the scope and plans for their respective audits including the adequacy of staffing and compensation; to discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Corporation's system to monitor and manage business risk, and legal and ethical programs; to meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations; to review with management and the independent auditors the financial statements in the Corporation's Annual Report to Shareholders, including management's and the independent auditors' judgments about the quality, not just the acceptability, of accounting principles, and the reasonableness of significant judgments; and to discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

     The members of the Audit Committee are Mrs. Julie C. Esrey, Chairperson; Mr. Richard A. Liddy; Mr. John Peters MacCarthy; and Ms. Patricia G. McGinnis. During the Fiscal Year ended January 29, 2000, the Audit Committee met on three separate occasions.

COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors presently is composed of four members of the Board of Directors who are not Officers or employees of the Corporation or of any of its subsidiaries. The Chairman of the Compensation Committee is appointed by the Board of Directors on the recommendation of the Board's Governance and Nominating Committee. The members of the Compensation Committee of the Board of Directors serve for a period of one year or until their successors are appointed.

     The responsibilities of the Compensation Committee are: to determine the salaries and Annual Incentive Awards of the Officers and other executives and key management employees of the Corporation and its subsidiaries; to review and approve proposed changes in the salaries of other management employees; to approve the participation of executives and other key management employees in the Corporation's various compensation plans; to approve and recommend to the Board of Directors (where appropriate) any changes which are indicated in the Corporation's compensation programs; to monitor the Corporation's policies and practices regarding promotion and management development; to counsel senior management regarding assignment of responsibilities to managers; to ensure continuity of experienced, qualified management at senior levels within the Corporation; and to monitor the performance of the Chief Executive Officer and assure continuity in this position, making appropriate recommendations to the Board of Directors.

     The members of the Compensation Committee are Mr. Joseph L. Bower, Chairman; Mr. John Peters MacCarthy; Mr. W. Patrick McGinnis; and Mr. Jerry E. Ritter. During the Fiscal Year ended January 29, 2000, the Compensation Committee met on five separate occasions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Of the members of the Compensation Committee identified in the preceding paragraph, none ever has been an employee of the Corporation or of any of its subsidiaries.

EXECUTIVE COMMITTEE

     The Bylaws of the Corporation provide that the Executive Committee of the Board of Directors, presently composed of Mr. Richard A. Liddy, Chairman; Mr. Ronald A. Fromm; and Mr. Jerry E. Ritter; shall have and may exercise, so far as is permitted by law, all of the powers and duties of the Board in the direction of the management of the business and affairs of the Corporation during the intervals between meetings of the Board of Directors which may lawfully be delegated to it by the Board of Directors, except with respect to certain categories of matters which expressly have been reserved to the full Board of Directors. The Executive

Committee of the Board of Directors also performs Finance Committee functions. The Executive Committee met on one occasion during the Fiscal Year ended January 29, 2000.

GOVERNANCE AND NOMINATING COMMITTEE

     The Governance and Nominating Committee of the Board of Directors presently is composed of four members of the Board of Directors who are not Officers or employees of the Corporation or any of its subsidiaries. The Chairman of the Governance and Nominating Committee is appointed by the Board of Directors on the recommendation of this Committee. Members of the Governance and Nominating Committee serve for a period of one year or until their successors are appointed.

     The responsibilities of the Governance and Nominating Committee are: to develop appropriate criteria for serving as a member of the Board of Directors and to screen, interview and recommend to the Board of Directors suitable candidates for positions on the Board of Directors; to evaluate the structure and composition of the Board of Directors, including the number and responsibilities of the Standing Committees of the Board and to recommend changes as indicated by this evaluation; to recommend chairmen and committee members of each of the Standing Committees of the Board of Directors; to review the elements and levels of Director compensation and the service of Directors and to recommend any changes as indicated by this review; and to recommend to the Board of Directors, prior to each Annual Shareholders' Meeting, suitable persons to be designated by the Board of Directors as nominees for election by the Shareholders to the office of Director of the Corporation, together with their placement within the Corporation's classified Board structure as it was adopted on November 2, 1954.

     The Governance and Nominating Committee will consider suggestions from all sources, including Shareholders, regarding possible Directorial candidates. Such suggestions should be submitted to the Vice President, General Counsel and Corporate Secretary of the Corporation, in the manner and within the time required by the Bylaws of the Corporation.

     The members of the Governance and Nominating Committee are Mr. Jerry E. Ritter, Chairman; Mr. Joseph L. Bower; Mrs. Julie C. Esrey; and Mr. Richard A. Liddy. During the Fiscal Year ended January 29, 2000, the Governance and Nominating Committee met on two separate occasions.

                         COMPENSATION COMMITTEE REPORT

     The policy of the Compensation Committee of Brown Shoe is to provide for compensation programs that will attract, motivate, and retain a management team capable of developing and implementing strategy that creates long term shareholder value. Competitive salary and incentive opportunities are extended to management that provide rewards based on the Corporation's financial performance, growth and shareholder returns. If the Corporation's performance does not meet planned levels, management's compensation will lag when compared to the median of peer group companies. Conversely, if the Corporation's performance exceeds plan, total compensation will exceed the peer group median. Total compensation consists of the following elements: annual salary and bonus opportunity; annual stock option grants; annual grants of performance based stock; and periodic grants of restricted stock.

SALARY

     Brown Shoe salaries are targeted to be competitive with comparable companies in the footwear and retail industry with whom it competes for management. While salaries are expected to be adequate, they are not intended to be the primary incentive for exceptional performance. A balance of incentives is provided by the Annual Incentive Plan, Long Term Performance Based Stock Incentives and Stock Option Awards to enhance the financial performance of the Corporation, and thus shareholder value, by aligning the financial interests of management with the interests of Shareholders.

     Salaries are reviewed annually. A survey of competitors' compensation indicates that these practices have placed Brown Shoe's total cash pay levels slightly above the median of its peer group, and consistent with the above stated pay philosophy.

ANNUAL INCENTIVES

     The bonus program is designed to link the interests of management with those of its Shareholders through cash incentive awards based on budgeted levels of earnings. The 1999 Annual Incentive Plan provided for cash incentive payments linked to the achievement of financial objectives as measured by the consolidated earnings performance of the Corporation and by the earnings performance of each operating division, as compared to budgeted levels. Consolidated earnings of the Corporation exceeded budget, in large part as a result of record earnings performance at Famous Footwear and Brown Pagoda. Accordingly, the Committee approved incentive payments in excess of target to Executives responsible for the above performance. Conversely, the Committee approved below target awards to Executives responsible for divisions which performed below budget. Each incentive payment was approved based solely on specific, formula defined performance criteria, established by the Committee.

LONG-TERM STOCK INCENTIVES

     The Committee also administers a long-term stock option and performance based stock program. The objective of the stock option and performance based stock program is to provide a longer term incentive for key managers, and to align their interests directly with those of the Shareholders. The Corporation's stock and option grants are also part of the periodic survey mentioned above. Over the last several years, our practices in granting stock awards have lagged those of the peer group companies. Accordingly, in 1999, additional grants were made to key executives. For the future, it is our intent to continue to shift emphasis toward stock options and performance based stock awards reflecting corporate plans for growth.

CEO COMPENSATION

     At the close of 1999, the Committee increased the salary of the Chief Executive Officer from $625,000 to $675,000. This increase was based on a competitive comprehensive compensation analysis performed by an independent consulting firm and based on the operating performance achieved in 1999. In addition, a bonus of $454,410 was paid according to formula. Other incentive payments made to Senior Executives elsewhere in the Corporation reflect the progress and performance relative to financial objectives, as described above.

PERFORMANCE BASED STOCK, STOCK OPTIONS AND RESTRICTED STOCK

     In 1999, Performance Based Stock Awards for an aggregate of 84,500 shares were granted to 15 Executive Officers, including a 20,000-Share Performance Award to the Chief Executive Officer. In addition, Stock Options for 223,500 shares were granted to 16 Executive Officers, including an Option for 20,000 shares granted to the Chief Executive Officer. While no Restricted Stock was granted to the Chief Executive Officer in 1999, 33,000 shares of Restricted Stock were granted to five other Executive Officers.

     As indicated previously, the policy of the Committee is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The Compensation Committee believes that executive compensation programs should serve to achieve the Committee's above intended objectives, while also minimizing any effect on the Company of Section 162(m) of the Internal Revenue Code, which section provides for an annual $1 million limitation on the deduction that an employer may claim for compensation of Executive Officers. The Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 1999, approved by the Shareholders of the Corporation at the 1999 Annual Meeting of Shareholders on May 27, 1999, complies with the provisions of Section 162(m), thereby providing for tax deductibility for both annual incentive payments and performance based stock awarded under the Plan. All cash bonus awards and non-restricted stock awards made to Executive Officers are based solely upon the attainment of specific financial results such as earnings per share, return on investment, return on equity and growth in revenue.

     THE COMMITTEE BELIEVES A TAX EFFICIENT, PERFORMANCE BASED ANNUAL INCENTIVE OPPORTUNITY IS AN EFFECTIVE AND A NECESSARY MEANS TO RETAIN AND MOTIVATE STRONG MANAGEMENT. FURTHERMORE, THE COMMITTEE BELIEVES THE USE OF STOCK OPTIONS AND PERFORMANCE BASED STOCK AWARDS WILL PLAY A VITAL ROLE IN STRONGLY LINKING MANAGEMENT INTERESTS DIRECTLY TO IMPROVING THE LONG TERM SUCCESS OF THE CORPORATION AND DIRECTLY TO INCREASING SHAREHOLDER VALUE. IT IS THE INTENTION OF THE COMMITTEE TO EMPLOY STOCK OPTIONS AND LONG TERM PERFORMANCE BASED STOCK AWARDS, RATHER THAN RESTRICTED STOCK AS THE PRIMARY INCENTIVE TO ENHANCE SHAREHOLDER VALUE.

                                          Respectfully submitted,

                                          COMPENSATION COMMITTEE OF THE
                                          BROWN SHOE COMPANY, INC.
                                          BOARD OF DIRECTORS

                                          MR. JOSEPH L. BOWER, CHAIRMAN
                                          MR. JOHN PETERS MACCARTHY, MEMBER
                                          MR. W. PATRICK MCGINNIS, MEMBER
                                          MR. JERRY E. RITTER, MEMBER

                         PERFORMANCE OF THE CORPORATION

     Set forth below is a line graph comparing the annual percentage change in the cumulative total Shareholder return on the Corporation's Common Stock against the cumulative total return of two assumed Peer Group Indices, the Standard & Poor's 500 Stock Index and the Standard & Poor's Small Cap 600 Index, with investment weighted based on market capitalization. The Corporation's Fiscal Year ends on the Saturday nearest to each January 31; accordingly, share prices are as of the last business day in each Fiscal Year.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
[PERFORMANCE GRAPH]

     The following table is derived from the data shown in the foregoing line graph and is intended to assist Shareholders in evaluating their total returns on an annual basis for various holding periods.

             COMPOUND ANNUAL RATES OF TOTAL RETURN TO SHAREHOLDERS*

                                 5 YEAR       4 YEAR       3 YEAR       2 YEAR       1 YEAR
   Brown Shoe Company, Inc.      -15.92%       -1.46%      -10.59%      -12.03%      -31.82%
           Peer Group No. 1       -9.12%      -12.48%      -27.98%      -32.92%      -18.19%
           Peer Group No. 2       -2.95%       -4.71%      -19.39%      -28.10%      -16.52%
              S&P 500 Index       25.97%       22.97%       21.86%       19.41%        7.63%
              S&P 600 Index       16.80%       13.13%       10.50%        5.54%       12.09%

-------------------------
* For indicated holding periods, in Fiscal Years of the Corporation corresponding to the previous graph, ended January 28, 2000.

     Peer Group Index No. 1, which was used in the 1999 Proxy Statement, and as depicted in the foregoing line graph and table, consisted of six companies believed to be engaged in similar businesses: Edison Brothers Stores, Inc., GENESCO Inc., Nine West Group, Inc., The Stride Rite Corporation, The United States Shoe Corporation and Wolverine World Wide, Inc. Peer Group Index No. 2 is a modification of Peer Group Index No. 1, and includes Footstar, Inc., Payless ShoeSource, Inc. and Shoe Carnival, Inc. These companies, along with Edison Brothers Stores, Inc., GENESCO Inc., Nine West Group, Inc., The Stride Rite Corporation and Wolverine World Wide, Inc., comprise the total Peer Group Index No. 2. The addition of the three new companies is intended to compensate for the acquisition of Nine West Group, Inc. in 1999 by Jones Apparel Group, Inc. and the bankruptcy of Edison Brothers Stores, Inc., also in 1999. The Corporation is also changing the broad equity market index from the Standard & Poor's 500 Stock Index to the Standard & Poor's Small Cap 600 Index, which consists of more companies of a similar nature to the Corporation. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. These indices are included for comparative purposes only and do not indicate an opinion of management that such indices are necessarily an appropriate measure of the relative performance of the Corporation's Common Stock.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and with the New York and Chicago Stock Exchanges. Executive Officers, Directors and greater-than-ten-percent Shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such reports furnished to the Corporation, or written representations that no such reports were required, the Corporation believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the Fiscal Year ended January 29, 2000.

                                     VOTING

     Under the New York Business Corporation Law (the "BCL") and the Corporation's Certificate of Incorporation, the presence, in person or represented by Proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of Shareholders to take action at the Annual Meeting. For these purposes, shares which are present, or represented by Proxy, at the Annual Meeting will be counted as present, regardless of whether the holder of the shares or Proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter. Once a quorum of Shareholders is established, the affirmative vote of a plurality of the shares which are present in person or represented by Proxy at the Annual Meeting is required to elect each Director. The affirmative vote of a majority of the shares which are present in person or represented by Proxy and entitled to vote at the Annual Meeting is required to act on any other matter properly brought before the Annual Meeting.

     Shares represented by Proxies which are marked "vote withheld" with respect to the election of any person to serve on the Board of Directors will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by Proxies which are marked "abstain" with respect to any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such Proxies will not have the effect of a "no" vote. Shares represented by Proxies which deny the Proxy-holder discretionary authority to vote on a proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such Proxies will not have the effect of a "no" vote.

     The Corporation knows of no other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the Proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such Proxies.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of eligible Shareholders intended to be presented at the 2001 Annual Meeting, currently scheduled to be held on May 24, 2001, must be received by the Corporation by December 20, 2000 for inclusion in the Corporation's Proxy Statement and Proxy relating to that meeting. Upon receipt of any such proposal, the Corporation will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with regulations governing the solicitation of proxies.

     In order for a Shareholder to nominate a candidate for Director, under the Corporation's Bylaws timely notice of the nomination must be received by the Corporation in advance of the meeting. Ordinarily, such notice must be received by the Corporation not less than 60 days (by March 25, 2001) nor more than 90 days (by February 23, 2001) prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to Shareholders, notice by such Shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The Shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as (a) the name, age, business and residence addresses, occupation and shares held of such person; (b) any other information relating to such nominee required to be disclosed in the Proxy Statement; and (c) the name, address and shares held by the Shareholder.

     In order for a Shareholder to bring other business before a Shareholder meeting, under the Corporation's Bylaws timely notice must be received by the Corporation within the time limits described above. A Shareholder's notice shall set forth as to each matter the Shareholder proposes to bring before the Annual Meeting various information regarding the proposal, including (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons therefor, (b) the name and address of such Shareholder proposing such business, (c) the number of shares of Common Stock of the Corporation which are beneficially owned by such Shareholder and (d) any material interest of such Shareholder in such business. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in the Corporation's Proxy Statement.

     In each case, notice must be given to the Vice President, General Counsel and Corporate Secretary of the Corporation, whose address is 8300 Maryland Avenue, Post Office Box 29, St. Louis, Missouri 63166-0029. Any Shareholder desiring a copy of the Corporation's Bylaws will be forwarded one without charge upon written request from such individual.

                              INDEPENDENT AUDITORS

     Ernst & Young LLP were the auditors for the Corporation for the year ended January 29, 2000, and the Board of Directors, on the recommendation of its Audit Committee, has engaged that firm as auditors for the year ending February 3, 2001. Representatives of that firm will be present at the Annual Meeting to respond to appropriate questions that may be raised, and they will have an opportunity to make a statement, if they so desire.

                                 MISCELLANEOUS

     The Corporation will bear the cost of solicitation of Proxies. Proxies will be solicited by mail. All expenses of solicitation will be paid by the Corporation. They also may be solicited by Executive Officers and regular employees of the Corporation personally or by telephone or telegram, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred therein.

     Even though you plan to attend the meeting in person, please sign, date and return the enclosed Proxy promptly or vote electronically in accordance with the instructions shown on the enclosed Proxy. The person giving a Proxy has the power to revoke it, at any time before it is exercised, by giving written notice of revocation to the Vice President, General Counsel and Corporate Secretary of the Corporation or by duly executing and delivering a Proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote. All shares represented by Proxies received in time to be counted at the Annual Meeting will be voted. A postage paid, return addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.

                                          ROBERT D. PICKLE
                                          Vice President, General Counsel
                                          and Corporate Secretary
8300 Maryland Avenue
Post Office Box 29
St. Louis, Missouri 63166-0029
April 19, 2000

                                                                       EXHIBIT 1

                                  ARTICLE II.

     "Section 1. Number. The number of directors within the maximum and minimum limits provided for in the Certificate of Incorporation may be changed from time to time by the stockholders or by the Board of Directors by an amendment to these Bylaws. Subject to amendment of these Bylaws, as aforesaid, the number of directors of the Corporation shall be eight. Such directors shall be classified in respect of the time for which they shall severally hold office by dividing them into two classes consisting of three directors each and one class consisting of two directors. At each annual election, the successors of the directors of the class whose term shall expire in that year shall be elected to hold office for the term of three years so that the term of office of one class of directors shall expire in each year. The Board of Directors shall not choose as a director to fill a temporary vacancy any person over the age of seventy years, and shall not recommend to the stockholders any person for election as a director for a term extending beyond the Annual Meeting of Stockholders following the end of the calendar year during which he attains his seventieth birthday, provided, however, that this shall not prevent the designation by the Board of such person as an Honorary Director, to serve without vote."

[ X ] Please mark your                                                      2283
      votes as in this
      example.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:


                    FOR           WITHHELD
1. ELECTION OF     [   ]           [   ]       Nominees:
   DIRECTORS                                   01. Joseph L. Bower
                                               02. W. Patrick McGinnis
                                               03. Jerry E. Rilter
For, except vote withheld from the following nominee(s).

----------------------------------------                    This Proxy, when properly executed, will be voted in the
                                                            manner directed by the undersigned Shareholder.  If no
                                                            direction is made, this Proxy will be voted for Proposal 1, as recommended by the Board of Directors.

                                                                       THIS PROXY MUST BE SIGNED EXACTLY AS
                                                                               NAME APPEARS HEREON.


                                                            Executors, administrators, trustees, etc. should give full titles as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer.





                                                            ----------------------------------------------------------------


==================================================          ----------------------------------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM               SIGNATURE(S)                                      DATE
PROMPTLY, USING THE ENCLOSED ENVELOPE.
==================================================

--------------------------------------------------------------------------------
                 /\ PLEASE DETACH PROXY HERE, SIGN AND MAIL /\











Dear Shareholder:


Brown Shoe Company, Inc. encourages you to take advantage of the convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or by telephone. This eliminates the need to return the Proxy card.

To vote your shares electronically, you must use the control number. The control number is the series of numbers printed in the box above, just below the perforation. This control number must be used to access the system.


1.   To vote over the internet:
     - Log on to the Internet and go to the web site http://www.eproxyvote.com/BWS

2.   To vote by telephone:
     -  On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)


Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy card.


                 YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.

                               [BROWN SHOE LOGO]


                            BROWN SHOE COMPANY, INC.

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION FOR ANNUAL MEETING MAY 25, 2000


     The undersigned hereby constitutes and appoints Ronald A. Fromm, Andrew M. Rosen and Robert D. Pickle, and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of BROWN SHOE COMPANY, INC., to be held in the Brown Shoe Company, Inc. Conference Center, located at 8300 Maryland Avenue, in Clayton, in St. Louis County, Missouri, on Thursday, May 25, 2000, at 11 o'clock a.m., and at any adjournments thereof, and to vote all the shares of Common Stock of the Corporation standing on the books of the Corporation in the name of the undersigned as specified on the reverse side hereof and in their discretion on such other business as may properly come before the meeting.


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\


                               [BROWN SHOE LOGO]


    8300 MARYLAND AVENUE, POST OFFICE BOX 29, ST. LOUIS, MISSOURI 63166-0029




                                                                  April 19, 2000




Dear Shareholder:


     The Annual Meeting of Shareholders of Brown Shoe Company, Inc. will be held on the 25th day of May, 2000, at 11:00 a.m., in the Brown Shoe Company, Inc. Conference Center, located at 8300 Maryland Avenue, in Clayton, in St. Louis County, Missouri.

     It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached Proxy form above, and return it promptly in the envelope provided or vote electronically as instructed on the reverse side hereof.



                                     (over)